NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2020
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND

BOSTON (February 19, 2021) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2020, reporting net income of $22.2 million for the quarter and $120.3 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2020, with the U.S. Securities and Exchange Commission next month.

As previously announced, the board has been reevaluating the Bank’s dividend strategy in light of the pending cessation of LIBOR as the Bank’s dividend benchmark rate, as well as the ongoing financial challenges resulting from the COVID-19 pandemic, near-zero interest rates and significantly lower advances balances and their impact on the Bank’s current and projected earnings. Beginning with this announcement, the board has adopted the Secured Overnight Financing Rate (SOFR) as the Bank's dividend benchmark rate.

The Bank's board of directors has declared a dividend equal to an annual yield of 1.59 percent, the approximate daily average SOFR yield for the fourth quarter of 2020 plus 150 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2020, will be paid on March 2, 2021. As always, dividends remain at the discretion of the board.

“FHLBank Boston, our members, and the New England communities they serve faced unprecedented challenges in 2020. Recent U.S. government monetary policy and fiscal stimulus programs in response to the pandemic and resulting economic downturn have led to near-zero interest rates and increased liquidity on member balance sheets,” said President and Chief Executive Officer Edward A. Hjerpe III. “Advance balances and net income declined as a result, and are expected to remain at reduced levels until the environment changes. Given the pending cessation of LIBOR and the challenging environment, we are changing the index to which we tie our dividend from three-month LIBOR to SOFR and reducing the spread to the new index. The Bank remains very well capitalized and maintains its steadfast commitment to fulfilling its mission."

Economy, Financial Markets, and Operational Status

The COVID-19 pandemic, which began to affect businesses and the economy in March 2020, continues, and interest rates remain historically low. The Bank’s overall results of operations are influenced by the economy and financial markets and, in particular, by members' demand for advances and the Bank's ability to maintain sufficient access to funding at relatively favorable costs.

Generally, investor demand for high credit quality, fixed-income investments, including the Federal Home Loan Banks' (FHLBanks') consolidated obligations, continued to be strong relative to other investments, and the Bank continued to meet its funding needs during this time. Spreads between the yields of FHLBanks' consolidated obligations and like-term U.S. Treasury securities have tightened significantly in recent months.

The Bank’s flexibility in utilizing various funding tools, in combination with a diverse investor base and its status as a government-sponsored enterprise, have helped provide reliable market access and demand for consolidated obligations throughout fluctuating market environments and regulatory changes affecting dealers of and investors in consolidated obligations. However, depository member institutions continue to report significantly elevated deposit balances, which has reduced demand for our advances and other forms of wholesale funding. This has been the primary reason for the significant decline in advances balances beginning in the second quarter of 2020. In addition, mortgage purchases by the Federal Reserve aimed at supporting the housing market through the pandemic have increased refinancing activity and, thus, prepayments of mortgage-related assets we hold and have tightened the yield spreads we earn on new mortgage acquisitions.

Our staff has been working remotely since the last week of March 2020. From March 2020 through the date of this announcement, the Bank has remained fully operational with minimal impact on services to our members and other counterparties. The Bank has a robust business continuity management program in place designed to ensure continued service to our members, and we expect that normal operations will remain in place even as employees continue to operate from remote locations.

Fourth Quarter 2020 Operating Highlights

Net income for the quarter ending December 31, 2020, was $22.2 million, compared with net income of $68.5 million for the same period in 2019. The decrease in net income for the quarter was primarily due to an increase in net unrealized losses on trading securities of $20.1 million, a decrease in gains on sales of held-to-maturity securities of $12.0 million, an increase in losses on early extinguishment of debt of $9.6 million, and a decline of $6.5 million in net interest income after provision for credit losses. These results led to a $2.5 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition the Bank made a voluntary contribution of $1.6 million to the Affordable Housing Program at the end of the year, bringing total contributions to the 2020 Affordable Housing Program to $15.0 million.

Net interest income after provision for credit losses for the three months ended December 31, 2020, was $61.8 million, compared with $68.3 million for the same period in 2019. The $6.5 million decrease in net interest income after provision for credit losses was driven by several factors, including the following: lower returns from investing the Bank’s capital and short-term investments held for liquidity management purposes in an ultra-low interest rate environment, a $10.5 billion decrease in the average balance of advances; a $2.0 billion decrease in the average balance of mortgage-backed securities; a $433.9 million decrease in the average balance of mortgage loans; and a $5.9 million decrease in accretion of significant improvement in projected cash flows resulting from sales of private-label mortgage-backed securities. These negative factors were partially offset by a $2.2 billion increase in the average balance of trading securities and the associated $11.1 million increase in interest income, a $9.4 million increase in prepayment fees on advances(1), and a $1.5 million reduction of the provision for credit losses relating to mortgage loans and private-label mortgage-backed securities primarily resulting from releasing the provision previously set aside for mortgage loans.

Net gains on derivatives and hedging activities for the three months ended December 31, 2020, totaled $2.4 million, compared with $2.5 million for the same period in 2019. The $2.4 million net gains for the current quarter mainly consisted of $11.3 million unrealized gains from changes in fair value on economic hedges, partially offset by $8.9 million of interest expense on economic hedges. Additionally, losses on trading securities totaled $19.7 million for the three months ended December 31, 2020. Together, these realized and unrealized gains and losses provided an economic offset primarily to interest income from trading securities, which totaled $21.0 million for the three months ended December 31, 2020.

For the three months ended December 31, 2020, losses on early retirement of debt totaled $14.8 million, which serve to offset prepayment fees earned on prepaid advances during the quarter and earlier this year, and is reflected in other income (loss). Additionally, in support of the affordable housing and economic development needs of communities that our members serve, during the three months ended December 31, 2020 the Bank recorded subsidy expense for the Jobs for New England and Helping to House New England programs totaling $10.0 million, which is reflected in other expense along with the $1.6 million voluntary contribution to the Affordable Housing Program.

December 31, 2020 Balance-Sheet Highlights

Total assets decreased $17.2 billion, or 30.9 percent, to $38.5 billion at December 31, 2020, down from $55.7 billion at year-end 2019. During the year ended December 31, 2020, advances decreased $15.8 billion, or 45.6 percent, to $18.8 billion, compared with $34.6 billion at year-end 2019.

Total investments were $13.3 billion at December 31, 2020, down from $16.1 billion at the prior year end. Investments in mortgage loans totaled $3.9 billion at December 31, 2020, a decrease of $571.0 million from year-end 2019 driven by increased mortgage refinancing activity amid rapidly declining mortgage rates. Cash and due from banks totaled $2.1 billion at December 31, 2020, an increase of $2.0 billion from the prior year end.

GAAP capital at December 31, 2020, was $2.8 billion, a decrease of $363.4 million from $3.1 billion at year-end 2019. During 2020, capital stock decreased by $602.0 million, primarily attributable to the decrease in advances. Total retained earnings grew to $1.5 billion during 2020, an increase of $35.5 million, or 2.4 percent, from December 31, 2019. Of this amount, restricted retained earnings(4) totaled $368.4 million at December 31, 2020. Accumulated other comprehensive income totaled $16.1 million at December 31, 2020, an improvement of $203.1 million, or 108.6 percent, from December 31, 2019.

As of December 31, 2020, the balance of restricted retained earnings exceeds the contribution requirement by $14.0 million, primarily the result of the decline in outstanding consolidated obligations. Accordingly, no allocation of net income was made to restricted retained earnings in the fourth quarter of 2020 and no further allocations of net income into restricted retained earnings are required until such time as the contribution requirement exceeds the balance of restricted retained earnings.

The Bank was in compliance with all regulatory capital ratios at December 31, 2020, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2020.(2)

2020 Annual Operating Highlights

Net income for the year ending December 31, 2020, was $120.3 million, compared with net income of $190.7 million for 2019, the result of a decrease of $74.4 million in net interest income after provision for credit losses, an increase of $51.1 million in net losses on derivatives and hedging activities, and an increase of $13.2 million in net unrealized losses on trading securities. These decreases to net income were offset by an increase of $66.0 million in gains on sales of securities.

Net interest income after provision for credit losses for the year ending December 31, 2020, was $194.6 million, compared with $268.9 million for 2019. The $74.4 million decrease in net interest income after provision for credit losses was due to the compression of net interest margin as further discussed in the paragraph below, a $5.3 billion decrease in the average balance of advances, partially offset by a $3.1 billion increase in the average balance of trading securities, and the associated $61.6 million increase in interest income from trading securities.

Net interest spread was 0.32 percent for the year ended December 31, 2020, a four basis point decrease from 2019, and net interest margin was 0.39 percent, a ten basis point decrease from 2019. The decrease in net interest spread reflects a 111 basis point decrease in the average yield on earning assets and a 107 basis point decrease in the average yield on interest-bearing liabilities. The decreases in both net interest spread and net interest margin mainly reflect several factors, including the following: lower returns from investing the Bank’s capital and short-term debt in a sharply reduced interest-rate environment; accelerated net premium amortization on agency MBS and mortgage loans held due to higher projected and actual mortgage refinancing activity; an $18.2 million decrease in accretion of significant improvement in projected cash flows resulting from sales of previously impaired private-label MBS, and an $11.0 million decline in prepayment fees on advances.

Net losses on derivatives and hedging activities for the year ended December 31, 2020, totaled $49.7 million, compared with a net gain of $1.4 million for 2019. The $49.7 million net losses for the current year consisted of $15.5 million unrealized losses from changes in fair value on economic hedges and $34.2 million of interest expense on economic hedges. Additionally, losses on trading securities totaled $11.9 million for the year ended December 31, 2020. Together, these realized and unrealized losses provided an economic offset primarily to interest income from trading securities, which totaled $83.6 million for the year ended December 31, 2020.

During 2020, the Bank sold its remaining investments in private-label MBS, realizing a net gain on sale of available-for-sale securities totaling $30.6 million and a net gain on sale of held-to-maturity securities totaling $47.4 million. In conjunction with the sale of these securities, the Bank recovered $4.9 million through the provision for credit losses on investment securities.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	12/31/2020	9/30/2020	12/31/2019
ASSETS
Cash and due from banks	$2,050,028	$207,401	$69,416
Advances	18,817,002	26,961,561	34,595,363
Investments (3)	13,341,538	13,345,453	16,144,244
Mortgage loans held for portfolio, net	3,930,252	4,160,091	4,501,251
Other assets	322,215	350,835	352,537
Total assets	$38,461,035	$45,025,341	$55,662,811

LIABILITIES
Consolidated obligations, net	$34,349,900	$40,482,076	$51,569,662
Deposits	1,088,987	1,227,702	674,309
Other liabilities	240,195	254,476	273,528

CAPITAL
Class B capital stock	1,267,172	1,594,859	1,869,130
Retained earnings - unrestricted	1,130,222	1,121,875	1,114,337
Retained earnings - restricted (4)	368,420	368,420	348,817
Total retained earnings	1,498,642	1,490,295	1,463,154
Accumulated other comprehensive income (loss)	16,139	(24,067)	(186,972)
Total capital	2,781,953	3,061,087	3,145,312
Total liabilities and capital	$38,461,035	$45,025,341	$55,662,811

Total regulatory capital-to-assets ratio	7.2%	6.9%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (5)	210%	183%	173%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2020	12/31/2019	12/31/2020	9/30/2020	12/31/2019

Total interest income	$753,779	$1,445,100	$138,084	$148,898	324,329
Total interest expense	563,571	1,176,074	77,692	91,780	255,978
Net interest income	190,208	269,026	60,392	57,118	68,351
Net interest income after provision for credit losses	194,566	268,941	61,826	62,261	68,329
Net unrealized (losses) gains on trading securities	(11,936)	1,287	(19,703)	(19,603)	395
Net (losses) gains on derivative and hedging activities	(49,674)	1,419	2,421	1,624	2,490
Realized net gain from sale of available-for-sale securities	30,583	—	4,373	26,210	—
Realized net gain from sale of held-to-maturity securities	47,413	12,031	—	6,680	12,031
Litigation settlements	26,096	29,361	25,998	—	29,358
Other (loss) income	14,831	(3,114)	(11,692)	3,199	(2,299)
Operating expense	72,086	72,280	22,702	15,752	23,478
Other expense	29,771	25,604	15,810	5,106	10,659
AHP assessment	13,386	21,302	2,474	5,957	7,633
Net income	$136,636	$190,739	$22,237	$53,556	$68,534

Performance Ratios: (6)
Return on average assets	0.24%	0.35%	0.22%	0.50%	0.50%
Return on average equity (7)	4.00%	6.29%	3.14%	7.39%	9.13%
Net interest spread	0.32%	0.36%	0.57%	0.49%	0.39%
Net interest margin	0.39%	0.49%	0.60%	0.54%	0.50%

(1)    Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.
(2)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 20, 2020 (the 2019 Annual Report).
(3)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(4)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2019 Annual Report.
(5)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2019 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the diffuse spread of COVID-19 and related negative effects on economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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